SEVERANCE AGREEMENT

        Pursuant to Steve Jackson’s promotion to Chief Financial Officer of Remington Arms Company, Inc. on April 26, 2006, the Compensation Committee met, discussed and on October 31, 2006 approved the following severance agreement:

                             Steve Jackson has been granted a severance package for the period November 1, 2006 through October 31, 2007 renewable on an annual basis at the discretion of the Compensation Committee. If, in the event of a change in control of more than 50% of RACI equity, any of the following occurs:

                     a.     a diminishment in scope of his duties occurs

                     b.     assignment to a primary office located beyond a 50 mile radius of his current workplace

                     c.     he is not invited to stay with the new company

                     d.     he chooses not to stay with the new company

Then Steve Jackson will be paid out two year’s salary based on his current salary at the time of the event and payment will be made in equal monthly amounts over the 24 months immediately following his separation from the company.

      Best regards,

               Richard A. Gilleland

Notice of Acceptance:

/s/ Steve Jackson 12/01/06
Steve Jackson Date